Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Auna S.A.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.01 per share	Rule 457(c) and Rule 457(h)	7,391,757	$7.92 (2)	$58,542,715	0.0001476	$8,640.90
Total Offering Amounts					$58,542,715		$8,640.90
Total Fee Offsets(3)							-
Net Fee Due							$8,640.90
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 7,391,757 Class A ordinary shares, par value US$0.01 per share (“Class A Ordinary Shares”) of Auna S.A. (the “Company” or “Registrant”) authorized for issuance under the Auna S.A. Amended and Restated Equity Incentive Plan (the “Plan”), and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Class A Ordinary Shares that may become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated solely for the purpose of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices reported for a Class A Ordinary Share on the New York Stock Exchange on July 2, 2024.

(3)	There are no fee offsets.